mPhase Technologies Expands Nanotechnology Portfolio;
Agreement Struck with Lucent Technologies R&D Unit to Develop Ultra Sensitive Magnetometers

NORWALK, Conn.--(BUSINESS WIRE)--March 10, 2005--mPhase Technologies (OTC:XDSL) today announced it has reached an agreement with the Bell Labs research and development arm of Lucent Technologies (NYSE:LU) to co-develop and commercialize uncooled magnetic ultra-sensitive sensors for a host of defense and civilian applications.

The sensors, technically referred to as magnetometers, are based on Micro Electro Mechanical Systems (MEMS), using designs based on fundamental breakthroughs made in the past few years at Bell Labs using the facilities of the New Jersey Nanotechnology Consortium (NJNC). Initial tests of these MEMS magnetometers indicate sensitivities 1000 times those achieved in presently available uncooled magnetometers. Based on MEMS technology, these devices will be small, rugged, and inexpensive and will create a new generation of uncooled ultrasensitive magnetic field sensors.

"We are thrilled to expand our already significant Bell Labs agreements to develop new disruptive technology," said Ronald A. Durando, mPhase's CEO. "This magnetometer technology is a leap forward in detection and identification technology. It is expected to have consequential impact in the military electronics industry including applications in homeland security. Commercial applications envisioned range from inexpensive navigation components for mobile phones, to sensing devices for identification. Other applications could include a wide range of diagnostic medical devices."

mPhase is already collaborating with Bell Labs in the development of a nanotechnology-based power cell that may serve as a power source for the magnetometers and other applications.

"The agreement with mPhase to develop practical super-sensitive magnetometers highlights the value of Bell Labs' role as host of the New Jersey Nanotechnology Consortium," said David Bishop, NJNC President and Bell Labs Vice President of Nanotechnology. "The NJNC enables Bell Labs to team with companies like mPhase to bring to market innovations that not only enhance U.S. competitiveness, but also drive economic activity in New Jersey."

About mPhase

mPhase Technologies Inc. (OTC: XDSL) develops and commercializes next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. In telecommunications, the Company's mPhase TV+ platform cost-effectively and reliably delivers entertainment digital television, high-speed Internet access and traditional telephone service over existing copper telephone lines. mPhase also offers a growing line of innovative DSL component products, such as the iPOTS, designed to help service providers lower the provisioning and operating costs associated with DSL. The company is bringing nanotechnology out of the laboratory and into the market with a planned innovative, long-life power cell.

More information is available at the mPhase Web site at www.mPhaseTech.com.

About Bell Labs and Lucent Technologies

Bell Labs is the leading source of new communications technologies. It has generated more than 30,000 patents since 1925 and has played a pivotal role in inventing or perfecting key communications technologies, including transistors, digital networking and signal processing, lasers and fiber-optic communications systems, communications satellites, cellular telephony, electronic switching of calls, touch-tone dialing, and modems. Bell Labs scientists have received six Nobel Prizes in Physics, nine U.S. National Medals of Science and eight U.S. National Medals of Technology. For more information about Bell Labs, visit its Web site at www.bell-labs.com.

Lucent Technologies designs and delivers the systems, services and software that drive next- generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent's customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., U.S.A, visit www.lucent.com.

About The New Jersey Nanotech Consortium

The New Jersey Nanotechnology Consortium (NJNC) provides rapid and cost-effective access to world-class nanotechnology research and development services. A subsidiary of Lucent Technologies, based at and run by Bell Labs, the NJNC conducts basic and applied nanotechnology research and provides fabrication and packaging capabilities, fulfilling its mission of bringing nanotech ideas from concept to commercialization. The NJNC is also supported by the State of New Jersey, enabling participation of local research universities including Rutgers University, New Jersey Institute of Technology and The University of Medicine and Dentistry of New Jersey.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of both companies in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the companies have no control.

CONTACT: TMI
                    Sam Gronner, 201-592-7896
                    sam@technovative.com

SOURCE: mPhase Technologies